Exhibit 10.3

TRANSITION SERVICES AGREEMENT

by and between

RECRO PHARMA, INC.

and

BAUDAX BIO, INC.

Dated as of November 20, 2019

-i-

-ii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of November 20, 2019, is entered into by and between Recro Pharma, Inc., a Pennsylvania corporation (“Recro”), and Baudax Bio, Inc., a Pennsylvania corporation (“Baudax”). “Party” or “Parties” means Recro or Baudax, individually or collectively, as the case may be.

RECITALS

WHEREAS, in conjunction with a Separation Agreement executed by and between Recro and Baudax of even date hereof (the “Separation Agreement”) each of Baudax and Recro desires to provide to the other certain transition services, as more particularly described herein and upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Parties agree and acknowledge that the efficient and effective transition of the Services (as defined below), in a manner that permits the successful operations of each Party following consummation of the transactions contemplated by the Separation Agreement, is a priority to the shareholders of each Party.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. General. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Separation Agreement. As used herein, the following terms shall have the following meanings:

(a) “Service Provider” means, as the context may require, any member of the Recro Group or the Baudax Group, as applicable, in its capacity as the provider of any Services to any member of the Baudax Group or the Recro Group, respectively, or, any other Person providing the Services on behalf of the Recro Group or the Baudax Group, as applicable.

(b) “Service Recipient” means, as the context may require, any member of the Recro Group or the Baudax Group, as applicable, in its capacity as the recipient of any Services from any member of the Baudax Group or the Recro Group, respectively,

(c) “Services” means all of the services to be provided by or on behalf of Service Provider under this Agreement and described on Schedule I-A, with respect to the Services provided by or on behalf of the Recro Group, or Schedule I-B, with respect to the Services provided by or on behalf of the Baudax Group, respectively, as such Schedules may be updated and supplemented from time to time in accordance with the provisions of this Agreement, along with any Omitted Services and any Additional Services. “Service” means each such service.

(d) “Term” means the period commencing on the date hereof and ending, subject to Section 6.1, on the date of the last to expire Service as set forth on Schedule I-A or Schedule I-B, as applicable.

(e) “Third Party” means any person or entity other than a member of the Recro Group, the Baudax Group, or their respective Affiliates.

Section 1.2. Interpretation. Except where the context otherwise requires, the singular will include the plural, the plural will include the singular, the use of any gender will be applicable to all genders, and the word “or” means “and/or.” References to a number of days, unless otherwise specified, means calendar days. The captions of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of any provision contained in this Agreement. The terms “including,” “include,” or “includes” are not intended to limit generality of any description preceding such term. The Parties have participated jointly in the negotiation and drafting of this Agreement. The language of this Agreement will be deemed to be the language mutually chosen by the Parties, and no rule of strict construction will be applied against either Party.

ARTICLE II

SERVICES

Section 2.1. General. During the Term, subject to Section 2.2, Service Provider shall provide to Service Recipient and, to the extent directed by Service Recipient, its Affiliates, the Services, in each case subject to the terms and conditions set forth herein. Notwithstanding anything to the contrary herein, Service Provider shall not be required to perform or cause to be performed any of the Services for the benefit of any Person other than Service Recipient and its Affiliates. The Parties agree to negotiate in good faith any proposed changes to the Services, including pricing related thereto, during the Term. Such proposed changes shall become effective only upon mutual agreement of the Parties as reflected in an addendum to Schedule I-A or Schedule I-B, as applicable. The Parties acknowledge and agree that the Services are generally intended to facilitate the transactions contemplated by the Separation Agreement, and, to the extent the Services described in the applicable Schedule I are general in nature, are intended to support the continued respective operations of the Parties following consummation of the transactions contemplated by the Separation Agreement.

Section 2.2. Standard for Services. The Services shall be provided hereunder (i) in accordance with the terms and conditions of this Agreement and in a manner generally consistent with the provision of such Services during the twelve (12) months immediately prior to the date hereof (the “Prior Period”), (ii) in a manner at least as complete in all material respects as the manner in which such Services have been provided during the Prior Period, (iii) with the same degree of skill, care and diligence as provided during the Prior Period, and (iv) giving substantially equal priority and substantially equal treatment that such Services received during the Prior Period; provided that if Service Provider has not previously provided any such Service to another Person, Service Provider will provide such Service in a manner substantially similar to similar services provided to its Affiliates or businesses. To the extent a more specific standard of care is specified in the respective Schedule I with respect to any Service, the Service Provider shall use its commercially reasonable efforts to comply with such more specific standard. It is the Parties’

shared objective to transition responsibility for the performance of Services from Service Provider to Service Recipient and its Affiliates in a manner that minimizes, to the extent reasonably possible, disruption to the business operations of Service Provider and its Affiliates and the business operations of Service Recipient and its Affiliates. Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Service Provider shall not be required to (i) perform any Service in any manner that violates or contravenes any restrictions imposed on Service Provider by applicable Law or (ii) perform any Service in any manner that breaches or contravenes any contractual obligations owed by Service Provider to any Third Party(ies), or (iii) perform any Service to the extent that the conduct of such would, in the good faith belief of Service Provider, infringe, violate or misappropriate intellectual property rights of any Third Party.

Section 2.3. Protection of Information Systems

(a) In providing any information technology Services hereunder, Service Provider shall have the right to implement reasonable processes from time to time under which there will be no greater threat to Service Provider’s information technology operating environment than would exist in the absence of the provision of such Services. Without limiting the foregoing, Service Recipient shall, and shall cause each of its employees with access to Service Provider’s information technology operating environment to, comply with the terms and conditions of Service Provider’s information technology use policies in place at the time of provision of such Services.

(b) If, in connection with the provision of any Services under this Agreement, it is reasonably necessary for Service Provider to implement any information technology connections, firewalls or the like (“Information System Additions”) specifically in connection with the provision of such Services and that would not have otherwise been implemented in the absence of the provision of the Services, the costs of implementing such Information System Additions shall be borne by Service Recipient, unless specifically provided otherwise in the respective Schedule I hereto or otherwise agreed to in writing by Service Recipient.

Section 2.4. Transitional Nature of the Services. Service Recipient understands that the Services provided hereunder are transitional in nature and are furnished by Service Provider as an accommodation and for the purpose of facilitating the transactions contemplated by the Separation Agreement. Service Recipient agrees to use, and shall cause its Affiliates to use, commercially reasonable efforts to transition from the Services as provided by Service Provider to services performed by Service Recipient or furnished by another party as soon as practically possible, but in no case later than the expiration of the Term. Service Recipient further understands that Service Provider is not in the business of providing Services to Third Parties and will not provide the Services beyond the Term.

Section 2.5. Omitted Services. If, during the sixty (60) day period immediately following the date of this Agreement, Service Recipient identifies a service that was provided in connection with Service Recipient’s business (other than those services expressly excluded hereunder) during the Prior Period, or which are reasonably anticipated as of the date hereof to be necessary to continue to support Service Recipient’s business during the Term, but such services were inadvertently omitted from the list of Services in the applicable Schedule I hereto (each, to the extent included in the Services pursuant to this Section 2.5, an “Omitted Service”), then Service Provider shall use commercially reasonable efforts to cooperate with Service Recipient to amend the applicable Schedule I to add such Omitted Service as a Service; provided that Service Provider shall not be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service or if the provision of such Omitted Service would significantly disrupt the operation of its business. In the event that the Parties agree that Service Provider should provide any such Omitted Service, the Parties shall execute amendments for such Omitted Service to the applicable Schedule I for such Omitted Service that shall set forth, among other things, (i) the time period during which such Omitted Service shall be provided, (ii) a description of such Omitted Service in reasonable detail, (iii) primary points of contact for each of the Parties with respect to the Service, (iv) any additional Fees, as applicable, related to such Omitted Service and agreed upon by the Parties, and (v) any additional terms and conditions specific to such Omitted Service. Service Provider’s obligations with respect to providing any such Omitted Service shall become effective only upon mutual agreement of the Parties as reflected in an amendment to the applicable Schedule I being duly executed and delivered by each Party. Notwithstanding the foregoing, the time period for any such Omitted Service shall expire not later than the expiration of the Term as calculated prior to the addition of such Omitted Service unless the Parties agree otherwise.

Section 2.6. Additional Services. The Parties acknowledge that Schedule I might not identify all of the Services that may be necessary or appropriate to affect the understanding set forth in this Agreement. Service Recipient may request such additional Services from Service Provider (each, to the extent included in the Services pursuant to this Section 2.6, an “Additional Service”) in writing during the Term. Service Provider will consider any such request for Additional Services promptly and in good faith, except to the extent such request is for Omitted Services (in which case Section 2.5 shall govern). In the event that the Parties agree that Service Provider should provide any such Additional Service, the Parties shall execute amendments for such Additional Service to the applicable Schedule I that shall set forth, among other things, (i) the time period during which such Additional Service shall be provided, (ii) a description of such Additional Service in reasonable detail, (iii) primary points of contact for each of the Parties with respect to the Service, (iv) any additional Fees, as applicable, related to such Additional Service and agreed upon by the Parties, and (iv) any additional terms and conditions specific to such Additional Service. Service Provider’s obligations with respect to providing any such Additional Service shall become effective only upon mutual agreement of the Parties as reflected in an amendment to the applicable Schedule I being duly executed and delivered by each Party. Notwithstanding the foregoing, the time period for any such Additional Service shall expire not later than the expiration of the Term as calculated prior to addition of such Additional Service unless the Parties agree otherwise.

Section 2.7. Use of Third Parties. Service Recipient understands that certain Services may be provided to it by Service Provider in accordance with this Section 2.7 and pursuant to agreements between Service Provider and various Third Parties. To the extent not prohibited by a Third Party and with Service Recipient’s consent not to be unreasonably withheld, conditioned, or delayed, Service Provider will coordinate the provision of Services by the Third Party to Service Recipient and Service Recipient will reasonably cooperate with any Third Party providing Services on behalf of Service Provider in order to facilitate the provision and receipt of such Services.

Section 2.8. Cooperation. Service Recipient and its Affiliates who are recipients of the Services will reasonably cooperate with Service Provider in order to facilitate the provision and receipt of the Services. Service Recipient acknowledges that such Services are dependent on such reasonable cooperation, and that its or its Affiliates’ failure to so cooperate, if not reasonable, shall relieve Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible. Service Recipient and its Affiliates who are recipients of the Services will comply in all material respects with all applicable policies and procedures of Service Provider.

Section 2.9. Access. Each Party shall allow the other Party and its Affiliates and Representatives reasonable access to the facilities of such Party and its Affiliates that is necessary for Service Provider to provide the Services or for Service Recipient and its Affiliates to receive the Services. Each Party agrees that all of its and its Affiliates’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of the other Party or any of its Affiliates, or when given access to any facilities, information, systems, infrastructure or personnel of the other Party or any of its Affiliates, conform to the policies and procedures of such other Party and any of its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time.

Section 2.10. Intellectual Property. Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property rights (“Intellectual Property Rights”) owned by the other Party or its Affiliates. To the extent any Intellectual Property Rights are developed by Service Provider or its Affiliates solely, specifically and exclusively for Service Recipient in the course of the performance of the Services, all right, title and interest in and to any such Intellectual Property Rights shall be the sole and exclusive property of Service Recipient, and Service Provider shall (and shall cause its Affiliates to) assign, and does hereby assign, to Service Recipient all right, title and interest in and to any such Intellectual Property Rights. Except as expressly specified in the foregoing, as between the Parties, all right, title and interest in any Intellectual Property Rights developed by or on behalf of Service Provider in the course of providing the Services shall be owned by Service Provider. To the extent that Service Provider performs any Services through any Affiliate or subcontractor, Service Provider shall obligate such Affiliate or such subcontractor to assign to Service Recipient all Service Recipient’s Intellectual Property Rights, and Service Provider shall not utilize any such Affiliate or subcontractor in the performance of such Services unless such Affiliate or subcontractor is so obligated.

ARTICLE III

FEES AND PAYMENT

Section 3.1. Fees. The fees payable hereunder for the Services (the “Fees”) shall be equal to: (i) with respect to the Services provided by or on behalf of the Recro Group as the Service Provider, the amount specified for each such Service as set forth Schedule I-A; and (ii) with respect to the Services provided by or on behalf of the Baudax Group as the Service Provider, a fee of $100,000 per month for twelve (12) months during the Term (the “Baudax Monthly Fee”).

Section 3.2. Expense. The Fees are exclusive of expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Service Provider’s personnel or any subcontractor in connection with performing the Services. All of the costs and expenses described in this Section 3.2 (“Expenses”) shall be charged by Service Provider to the recipient of such Service on a pass-through basis. For the avoidance of doubt, the Expenses described in this Section 3.2 shall be consistent with Service Provider’s general approach with respect to such types of costs and expenses; provided that with respect to any Service, the recipient of such Service’s prior written approval shall be required to the extent that Expenses exceed $10,000. For clarity, there shall be no mark-up added to Expenses under this Agreement, unless such mark-up was actually paid by Service Provider’s personnel or subcontractor.

Section 3.3. Invoice; Payment. Not later than fifteen (15) days after the last day of each calendar month (or, if such date is not a Business Day, then on the immediately succeeding Business Day), Service Provider shall provide to Service Recipient an invoice for the preceding calendar month’s Services, which shall list (i) the Services provided by Service Provider to Service Recipient for such month, (ii) the Fees payable for such Services (and reasonable documentation supporting such Fees, to the extent requested by Service Recipient), and (iii) any Expenses for the preceding calendar month (and reasonable documentation verifying such Expenses). The amount stated in such invoices shall be paid by Service Recipient in full within thirty (30) calendar days of the issuance of the invoices (or, if such date is not a Business Day, then on the immediately succeeding Business Day) to an account designated by Service Provider, except to the extent such amount is the subject of a good faith dispute by Service Recipient as notified in writing to Service Provider.

Section 3.4. Late Payments. Without prejudice to Service Provider’s other rights and remedies, where any sum remains unpaid ten (10) Business Days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at a rate based on the prime rate listed in the Wall Street Journal (Bond Yields and Rates) on the date such sum is due and payable plus 1 percent (1%).

Section 3.5. Taxes. All payments due to Service Provider under this Agreement shall be exclusive of any sales, use, value added, transfer, service, service use or other similar or analogous Tax (“Service Taxes”). Service Recipient will pay, and hold Service Provider harmless against, any Service Taxes applicable to the provision of the Services. Each Party agrees to provide to the other Party such information and data as reasonably requested from time to time, and to fully cooperate with the other Party, in connection with (a) the reporting of any Service Taxes payable pursuant to this Agreement, (b) any audit relating to any such Service Taxes, or (c) any assessment, refund, claim or proceeding relating to any such Service Taxes. To the extent any such reporting, audit, assessment, refund, claim, or proceeding is in relation to Service Taxes owed or claimed to be owed by Service Provider or any of its Affiliates by a Governmental Entity, Service Provider shall direct and control such reporting, audit, assessment, refund, claim, or proceeding.

Section 3.6. No Right to Set-Off. Each Party hereto acknowledges and agrees that it shall not be permitted to set-off any amount owed by such Party pursuant to this Agreement against any amount or obligation owed to such Party or an Affiliate hereunder or pursuant to the Separation Agreement or any other Ancillary Agreement.

ARTICLE IV

SERVICE MANAGEMENT

Section 4.1. Service Managers. Each Party shall each appoint an employee to have overall responsibility for managing and coordinating the delivery of Services in accordance with this Agreement (such employee, a “Service Manager”). The initial Service Managers shall be identified on Exhibit A hereto and may thereafter be replaced from time to time upon written notice to the other Party. Service Managers shall consult and coordinate with one another regarding the provision of Services hereunder.

Section 4.2. Service Coordinators. Each Party has designated an employee or title as the principal point of contact for the day-to-day implementation or monitoring of each Service as specified in the applicable Schedule I (each, a “Service Coordinator”). Communications relating to specific Services shall be directed to the applicable Service Coordinators. The Service Coordinators will report to the applicable Service Manager from time to time, as directed by the Service Manager.

ARTICLE V

SUB-CONTRACTING; THIRD PARTY AGREEMENTS

Section 5.1. Sub-Contractors. Upon Service Recipient’s consent, not to be unreasonably withheld, conditioned, or delayed, Service Provider may delegate or sub-contract its duties under this Agreement to a qualified Third Party; provided that, notwithstanding such delegation or sub-contracting, Service Provider shall remain liable for the performance of its duties hereunder and shall ensure and guaranty that any Services provided by a subcontractor shall meet Service Provider’s obligations set forth in Sections 2.2(i), (ii), (iii) and (iv). For the avoidance of doubt, Service Provider will not be liable with respect to any agreement entered into directly by Service Recipient (or its Affiliates) and a subcontractor, other than as mutually agreed in writing by the Parties.

Section 5.2. Third Party Agreements. Service Recipient acknowledges that the Services that were provided through Third Parties prior to the date hereof are subject to the terms and conditions of any applicable agreements between Service Provider and such Third Parties, and Service Recipient agrees to comply with such terms and conditions to the extent applicable to Service Recipient and necessary for purposes of receiving such Services by Service Recipient. For any Service to be delegated to a Third Party after the date hereof, and so long as any such Service is provided solely to Service Recipient and not to Service Provider or any Affiliates of Service Provider, Service Provider shall provide Service Recipient with a copy of any agreement contemplated to be entered into with such Third Party in relation to such Service and seek Service Recipient’s consent to such delegation, which consent may not be unreasonably withheld, delayed, or conditioned. In the event any such consent is not granted, Service Provider shall not have any liability resulting from any delay in providing any such Service.

Section 5.3. Consents. Notwithstanding anything to the contrary contained herein, Service Provider shall use commercially reasonable efforts to obtain all consents from vendors that are necessary in order to provide any of the Services to Service Recipient under this Agreement; provided, however, that Service Provider shall not be required to pay any out-of-

pocket fees to any vendor in order to obtain such consent, but shall, instead, request that Service Recipient pay such out-of-pocket fees. In the event that Service Provider is unable to obtain any such consent, the Parties will work together to agree upon a commercially reasonable alternative arrangement, which may include identification of alternate resources and equivalent services from such alternative resources on commercially reasonable terms. Any actual out-of-pocket fees levied on Service Provider (i) in connection with its efforts to obtain and implement such consents and (ii) in connection with the implementation of any such commercially reasonable alternative arrangement, shall be borne by Service Recipient.

ARTICLE VI

TERM AND TERMINATION AND EFFECTS OF TERMINATION

Section 6.1. Term. Except as otherwise provided herein or unless otherwise agreed in writing by the Parties, Service Provider’s obligation to provide or procure, and Service Recipient’s obligation to purchase, each Service shall cease as of the end of the term specified for such Service in the applicable Schedule I hereto, and the Agreement shall terminate in its entirety at the end of the Term; provided that (i) this Agreement may be extended, with respect to one or more Services, by mutual written agreement of the Parties, consent to which extension shall be in each Party’s absolute discretion, and (ii) in the event that a Service shall not have been transitioned to Service Recipient solely as a result of a material breach by Service Provider of its obligations under this Agreement, the term for such Service will be extended solely for such period as shall be necessary for Service Provider to cure such material breach; provided that the breach is curable with the use of commercially reasonable efforts and is not related to a Service that could reasonably be obtained or performed by Service Recipient itself.

Section 6.2. Termination for Breach. In the event that a Party hereto commits a material breach with respect to any of the Services, the other Party may terminate this Agreement with respect to such Service only, unless such breach is cured not later than thirty (30) days after receipt by the breaching Party of written notice of such breach.

Section 6.3. Early Termination of a Service. Subject to the restrictions set forth herein, if Service Recipient should wish to terminate a Service (in whole, but not in part), Service Recipient shall provide written notice to Service Provider not later than one hundred and eighty (180) days prior to the requested termination date for such Service; provided, however, that no such notice of termination may be delivered to Service Provider during the one hundred and eighty (180) day period immediately following the date hereof. Notwithstanding the foregoing provisions, the Parties acknowledge and agree that, in certain instances, terminating certain Services may require time periods longer than the one hundred and eighty (180) day period specified in this Section 6.3. In any such event, the Parties agree to negotiate in good faith a longer period of time for any and all such transfers following the termination notice. Service Recipient shall remain liable for any Fees or other amounts payable hereunder in connection with the terminated Service(s) incurred prior to the effective date of termination of such Service(s), including in the event that such terminated Services contemplated a deliverable that was not provided due to such early termination (for the avoidance of doubt, and notwithstanding anything to the contrary contained herein, in the event that any Services are terminated prior to the expiration of the Term by Recro, Recro shall remain liable for the Baudax Monthly Fee through the remainder of the Term). Service Recipient acknowledges and agrees that (i) Services provided by Third

Parties may be subject to term-limited licenses and contracts between Service Provider and applicable Third Parties (collectively, “Provider Third Party Contracts”), (ii) the renewal periods under the Provider Third Party Contracts may be for fixed periods, and (iii) Service Provider may not have the right to renew certain Provider Third Party Contracts. As a result, Service Recipient agrees that (i) if Service Provider is required to extend any Provider Third Party Contract in order to continue to provide any Service during the Term, then Service Provider shall notify Service Recipient and, if Service Recipient informs Service Provider within fifteen (15) days of such notice that it wishes to continue to receive such Service, then Service Recipient shall be required to pay Service Provider the amount of any renewal fees or purchase commitments applicable to the relevant Service for the full renewal period specified in the applicable Provider Third Party Contract, regardless of whether the Term or Service Provider’s provision of the relevant Service ends prior to the end of the relevant renewal period, and (ii) Service Provider will not be required to provide any Service to the extent it is unable to renew any applicable Provider Third Party Contract or Service Recipient either informs Service Provider that it does not wish to continue to receive such Service under this Section 6.3 or does not respond to Service Provider’s notice in the applicable fifteen (15) day period.

Section 6.4. Termination Upon Insolvency. Either Party may terminate this Agreement immediately in the event the other Party (i) becomes insolvent, (ii) is generally unable to pay, or fails to pay, its debts as they become due, (iii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law, (iv) makes or seeks to make a general assignment for the benefit of its creditors, or (v) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.

Section 6.5. Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

Section 6.6. Effect of Termination. Not later than thirty (30) days following the date it receives a final invoice from Service Provider following termination or expiration of any Services or this Agreement, Service Recipient shall pay to Service Provider all remaining monies due to Service Provider hereunder in respect of Services provided prior to such termination or expiration except for any amounts then the subject of a good faith dispute. In addition, at the end of the Term, each Party hereto shall, at the disclosing Party’s option, return or destroy the Confidential Information of the disclosing Party. In the event that the disclosing Party elects destruction, the other Party shall furnish to the disclosing Party a written certificate of destruction signed by an officer of the certifying Party. Any provision which by its nature should survive, including the provisions of this Section 6.6 (Effect of Termination), and Section 2.10 (Intellectual Property), Article III (Fees and Payment), Article VII (Limitation of Liability; Indemnification), Article IX (Confidentiality), and Article X (Miscellaneous), shall survive the termination of this Agreement.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.1. Limited Liability.

(a) The aggregate Liabilities of Service Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the aggregate amount of the Fees and Expenses paid (and not previously paid back as a Liability hereunder) to Service Provider (or its Affiliates) under this Agreement prior to the date on which Service Provider’s action or inaction giving rise to the Liability arises or occurs.

(b) Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, Service Provider shall not be liable to Service Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by Service Provider (including any Affiliates and Representatives of Service Provider and any unaffiliated third party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

(c) The limitations in this Section 7.1 shall not apply with respect to any Liability arising out of, relating to, or in connection with (i) any Third Party claim to the extent a Party has an indemnification obligation to the other Party for such Liability under Section 7.3(a) or Section 7.3(b) (ii) any breach of Article IX or (iii) the gross negligence, willful misconduct, or fraud of or by the Party to be charged.

Section 7.2. Services Provided “As-Is”. SERVICE PROVIDER PROVIDES ANY AND ALL SERVICES ON AN “AS-IS” BASIS AND, EXCEPT AS SET FORTH IN SECTION 2.2, MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES PROVIDED. SERVICE PROVIDER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THIS AGREEMENT.

Section 7.3. Indemnification.

(a) Subject to Section 7.1, Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider and its Affiliates and Representatives from and against any and all Liabilities arising from, relating to or in connection with (i) the use of any Services by Service Recipient or any of its Affiliates, Representatives or other Persons using such Services or (ii) a material breach by Service Recipient of any covenant or agreement contained in this Agreement, except in each case to the extent that such Liabilities arise out of, relate to or are a consequence of Service Provider’s or its Affiliates’ or Representatives’ gross negligence, willful misconduct or fraud.

(b) Subject to Section 7.1, Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and its Affiliates and Representatives from and against any and all Liabilities arising from, relating to or in connection with (i) the gross negligence or willful misconduct of Service Provider in connection with the provision of the Services or (ii) a material breach by Service Provider of any covenant or agreement contained in this Agreement, except in each case to the extent that such Liabilities arise out of, relate to or are a consequence of Service Recipient’s or its Affiliates’ or Representatives’ gross negligence, willful misconduct or fraud.

(c) The Party seeking to be indemnified (the “Indemnified Party”) shall provide prompt written notice of a Liability or events likely to give rise to a Liability to the Party with the obligation to indemnify (the “Indemnifying Party”) (in any event within sufficient time so as not to prejudice the defense of such claim). The Indemnifying Party shall be given the opportunity at all times to control the defense of the claim, with the cooperation and assistance of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any claim for which it has an indemnification obligation under this Section 7.3 with an admission of liability or wrongdoing by the Indemnified Party without such Party’s prior written consent.

(d) Indemnification pursuant to this Section 7.3 represents the Parties’ sole and exclusive remedy under this Agreement; provided that, if Service Provider commits an error with respect to, incorrectly performs or fails to perform any Service, at Service Recipient’s request, without prejudice to any other rights or remedies Service Recipient may have, Service Provider shall use commercially reasonable efforts to correct such error, re-perform such Service or perform such Service, as applicable, at no additional cost to Service Recipient. To the extent Service Provider is unable to provide in its entirety a Service because of a partial delay which excuses performance pursuant to Section 10.4, Service Provider shall allocate such resources and/or products as are then currently available to it and necessary for the performance of such Service ratably between Service Provider for its own account and Service Recipient for the performance of such Services hereunder.

ARTICLE VIII

INSURANCE MATTERS

Section 8.1. Insurance. Each Party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions, automobile and general liability insurance (including contractual liability) to protect its own business and property interests; provided, that each Party shall be permitted to reasonably self-insure against the liabilities specified in Article VII.

ARTICLE IX

CONFIDENTIALITY

Section 9.1. Confidentiality. The provisions of Section 7.6 of the Separation Agreement shall apply to disclosures of information made pursuant to this Agreement mutatis mutandis.

ARTICLE X

MISCELLANEOUS

Section 10.1. General. The provisions in Sections 10.1, 10.3, 10.6, 10.7, 10.8, 10.9, 10.10, 10.13, 10.15, 10.16, 10.17 and 10.21 of the Separation Agreement shall apply, mutatis mutandis, as if fully set forth in this Agreement.

Section 10.2. Inconsistencies. Nothing contained in this Agreement (or any Schedule or Exhibit) shall be deemed to supersede or change any of the agreements, obligations, representations or warranties of the Parties to the Separation Agreement or any other Ancillary Agreement. To the extent that any provision in this Agreement (or any Schedule or Exhibit) is inconsistent or conflicts with any provision of the Separation Agreement or any other Ancillary Agreement, the provisions of the Separation Agreement or such other Ancillary Agreement, as the case may be, shall control. To the extent that any provision of any Schedule or Exhibit is inconsistent or conflicts with any other provision of this Agreement, such other provision of this Agreement shall control.

Section 10.3. Dispute Resolution. The provisions in Article VIII of the Separation Agreement shall apply to any Dispute related to this Agreement, mutatis mutandis.

Section 10.4. Force Majeure.

(a) Neither Party hereto shall be liable for delay in performance (other than the payment of money) of its obligations to the extent caused by events which could not have been reasonably foreseen and are beyond the reasonable control of the Party affected (an event of “Force Majeure”), including, but not limited to (i) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods, or washouts; (ii) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such Party and provided that the settlement of strikes and other labor disputes shall be entirely within the discretion of the Party experiencing the difficulty); (iii) inability to obtain material, equipment or transportation; (iv) national defense requirements, war, blockades, insurrections, sabotage, terrorism, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (v) any changes in applicable Law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that limits or prevents a Party from performing its obligations hereunder or any notice from any such agency of its intention to fine or penalize such Party or otherwise impede or limit such Party’s ability to perform its obligations hereunder.

(b) Service Provider will endeavor to provide to Service Recipient uninterrupted Services through the Term. In the event, however, that (i) Service Provider is wholly or partially prevented from providing a Service or Services either temporarily or permanently by reason of any Force Majeure event, or (ii) Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of a Service hereunder for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities consistent with past practices, Service Provider shall not be obligated to deliver such Service during such periods, and, in the case of the immediately preceding clause (ii), Service Provider shall cooperate with Service Recipient with respect to the timing of such interruption. Notices provided under this Section 10.4 shall be provided to Service Recipient’s Service Manager (or other executive designated in writing by Service Recipient) in accordance with Section 10.6 of the Separation Agreement.

Section 10.5. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.6. Independent Contractor Status. Each Party shall be deemed to be an independent contractor to the other Party. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Parties. The relationship created between the Parties pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. No Party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venture of the other Party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. No Party to this Agreement is now, shall become, or shall be deemed to be an agent or representative of the other Party. Except as herein explicitly and specifically provided, neither Party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other Party to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be duly executed as of the day and year first above written.

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
Name: Gerri Henwood
Title: President and Chief Executive Officer

BAUDAX BIO, INC.

By:	/s/ Ryan Lake
Name: Ryan Lake
Title: Chief Financial Officer and Treasurer

[Signature Page to Transition Services Agreement]

Schedule I-A

Recro Group Services

#	Detailed Description of Service	Service Coordinator	Term
1	Assistance with transfer of ownership for any applications/INDs currently owned by Recro or its Subsidiaries (e.g. DMF, IND, NDA’s, etc.) that relate solely to Baudax to the extent not fully transferred to Baudax at Closing, provided that Recro and Baudax shall collaborate with respect to the letters/correspondence to be provided to Governmental Entities regarding transfer of regulatory responsibilities before such applications/INDs are transferred.	TBD	Until ownership is transferred

2	Assistance with transfer of patents patent applications and trademark registrations in the name of Baudax Bio, Inc. from the current owner of record;	TBD	Until patents are transferred

3	Payroll for Baudax Group employees	O’Conner Group	Thru 12/31/19

Schedule I-B

Baudax Group Services and Fees

#	Detailed Description of Service	Service Coordinator	Term
1	Transfer of emails and other electronic data (including electronic documents and employee data) related primarily to the Baudax Group to the extent not fully transferred to at Closing or prior to Closing.	Carol Bolger	Thru 12/31/19

2	Transfer of any hard copy records related primarily to the Baudax to the extent not fully transferred to the Baudax Group at Closing.	Diane Myers	Thru 12/31/19

3	Transfer of ownership for any applications/INDs currently owned by Recro or its Subsidiaries (e.g. DMF, IND, NDA’s, etc.) that relate solely to Baudax to the extent not fully transferred to Baudax at Closing, provided that Recro and Baudax shall collaborate with respect to the letters/correspondence to be provided to Governmental Entities regarding transfer of regulatory responsibilities before such applications/INDs are transferred.	Diane Myers	Until ownership is transferred

4

Assistance with the support and transfer to Recro of corporate finance functions including:

•  Financial audit,

•  Tax (federal, state, R&D tax credit),

•  RGD accounting,

•  stock based compensation maintenance and activity,

•  financial planning (forecasting),

•  SEC Filings,

•  Insurance, including claims handling, and

•  treasury functions.

Baudax will collaborate with Recro to transfer such items after Closing. Baudax will support these functions until September 30, 2020 at the latest. The Parties shall develop a plan by August 15, 2020 for the transport on or before September 30, 2020. Such plan shall be mutually agreed upon by the parties.

		Carla Lusby	Thru 9/30/20 quarter end close

5	Transfer of information with respect to Baudax and in the possession and control of Recro or its Subsidiaries relating to R&D related primarily to the Baudax products, manufacturing and facilities, to the extent not fully transferred to Recipients at Closing.	Chris Sharr	Thru 12/31/19

6	Transfer of information with respect to Baudax and in the possession and control of Recro relating to Clinical Trial Masterfiles and case report forms and nonclinical data relating to the Products, to the extent not fully transferred to Recipients at Closing.	Diane Myers	Thru 12/31/19

7	Assistance to Recro employees who hold stock or stock options in Recro in exercising options, determining tax basis of equity grants, retrieving tax/transaction reports.	Jillian Dilmore	Thru 9/30/20 quarter end close

8

Transfer of flat files, data, and/or an alternate solution where appropriate) from the items listed below:

•  Compliance Wire Learning Management System

•  Veeva Vault (QA Doc Mgmt)

•  Microsoft Office Tenant

•  Intranet Support Services (Valo)

•  E-mail (SmartPhone, Tablet, Exchange, External gateways, Mobile Device Management, Spam Filtering, PGP)

•  IT Help Desk Application (Alphaserve)

•  End-user Computing Infrastructure (Internet, Wireless, PC Desktop control, P/W Management, PC desktop support)

•  Wide Area Network (switches, equipment)

•  Active Directory Domain Services Support (Alphaserve)

•  Network Infrastructure Services and Support (Backup/Replication, Monitoring, Anti-virus, VMware, Web Filtering, Firewalls, etc.) (Alphaserve)

•  IT Contracts Management and Support

		Carol Bolger	Thru 12/31/19

9	Promptly following the Closing, file documentation with relevant patent authorities to effect recordal of transfer of patents, patent applications and trademark registrations in the name of Baudax Bio, Inc. from the current owner of record; provided, that if the Closing occurs before 10:00 a.m., prevailing Eastern time, on the Closing Date, such documentation shall be filed with the United States Patent and Trademark Office on the Closing Date.	Randall Mack	Until Patents are transferred

10	Services with respect to SOX controls, IT, Financial and Governance, for Recro. Baudax will support these functions for the 2019 audit year which is expected to complete by March 15, 2020. The Parties shall develop a plan by July 15, 2020 for the transport of SOX controls coordination and testing for the 2020 audit year and beyond on or before August 15, 2020. Such plan shall be mutually agreed upon by the parties.	Carla Lusby	Thru August 15, 2020

11	Services with respect to Administrative Rights and maintenance for the following systems: • Intacct • Navex • Recro Pharma Inc. email (for Gerri Henwood and Ryan Lake)	Carol Bolger	Thru 9/30/20 quarter end close

12	Corporate Mgmt/IR	Ryan Lake	TBD

Exhibit A

Initial Service Managers

Baudax Group: Ryan D. Lake

Recro Group: Scott Rizzo